Exhibit 10.15
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of January 1, 2004 between Global Employment Solutions, Inc., a Colorado corporation (the “Company”), and Howard Brill (“Employee”).
     Employee and the Company are party to an Employment Agreement dated as of January 1, 2001 (the “Original Agreement”). The parties desire to amend and restate the Original Agreement. This Agreement provides for the continued employment of Employee as President and Chief Executive Officer of the Company upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:
ARTICLE 1. EMPLOYMENT
          1.1 Employment. The Company agrees to continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on January 1, 2004 (the “Effective Date”) and ending as provided in Section 1.4 (the “Employment Period”).
          1.2 Position and Duties.
               (a) During the Employment Period, Employee shall serve as President and Chief Executive Officer of the Company. Employee shall report directly to the Board.
               (b) Employee shall be responsible for the operation and performance of the Company and will have the responsibilities and carry out the customary functions of a President and Chief Executive Officer.
               (c) Employee shall devote his best efforts and his full business time and attention (except for reasonable amounts of time devoted to civic and charitable causes, permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
          1.3 Salary, Bonus, Options and Benefits.
               (a) During the Employment Period, Employee’s base salary (the “Base Salary”) shall be $300,000 per annum which salary shall be payable in regular installments in accordance with the Company’s general payroll practices. In addition, the compensation committee of the Board shall annually review Employee’s Base Salary and bonus; provided, however, the compensation committee shall not reduce the Base Salary or bonus.

               (b) During the Employment Period, Employee shall be entitled to participate in all of the Company’s employee benefit programs for which similarly situated employees of the Company and its Subsidiaries are generally eligible. In addition, Executive shall be entitled to a monthly car allowance of $950, and an annual discretionary expense account of $5,000. Options previously granted to Employee shall continue to vest in accordance with their terms. Employee shall be entitled to 4 weeks paid vacation per year; provided that only 1 week of any unused vacation may be carried forward to the next succeeding year.
               (c) At the end of each fiscal year during the Employment Period, Employee shall be eligible to receive a bonus (the “EBITDA Bonus”), based on the Company’s achieving the specific annual EBITDA target (the “EBITDA Target”) established annually by the Board. For 2004, the EBITDA Bonus shall be paid as follows:

EBITDA TARGET	Bonus Payable
$7,000,000 but less than $7,700,000	$90,000
$7,700,000	$150,000
More than $7,700,000	$150,000 plus 5% of the amount of the excess over $7,700,000
For fiscal years after 2004, the EBITDA Target and Bonus Payable will be established by the Board at the time the annual budget is approved.
               Promptly after the Company’s receipt of an annual audit (the “Audit”) generated by the Company’s accountants, but in no case later than 120 days after the Company’s fiscal year-end, the Company shall notify Employee of the EBITDA Bonus earned in the preceding fiscal year. Employee must be employed with the Company or its subsidiaries as of the end of each fiscal year to be eligible for the EBITDA Bonus. For purposes of this Section 1.3(c), EBITDA shall mean the Company’s consolidated net income, plus interest, taxes, depreciation and amortization deducted in determining net income, excluding any charges for write-downs of worker’s compensation reserves for years prior to 2004..
               (d) The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement upon completion of an expense report in accordance with the Company’s and its Subsidiaries’ reimbursement, reporting and documentation policies in effect from time to time with respect to travel, entertainment and other business expenses.
     1.4 Term. (a) The Employment Period shall terminate on the earlier to occur of (i) the date of Employee’s death or Disability (as determined by the Board), (ii) the date determined by the Board for Cause, (iii) the date determined by the Board without Cause, (iv) the date of voluntary resignation by Employee or (v) the third anniversary of the Effective Date; provided, however, that upon mutual written agreement between the Company and Employee, the Employment Period can be extended for up to 2 additional 12 month periods.

               (b) If the Employment Period is terminated without Cause, Employee shall be entitled to continue to receive for one year (x) health insurance benefits under the Company’s health insurance plan; provided, however, that such benefits shall discontinue if Employee is otherwise employed, (y) an amount equal to the Base Salary, payable in accordance with normal payroll practices, and (z) an amount equal to the EBITDA Bonus paid for the previous fiscal year, payable pro rata over the following one year period in accordance with normal payroll practices; provided that if such termination occurs in calendar 2004 the amount payable under this clause (z) shall be limited to 30% of the EBITDA Bonus paid for 2003. For purposes of the preceding sentence, Employee shall be deemed to have been terminated without Cause if he ceases to be President and Chief Executive Officer of either the Company or an entity which has operative control of the Company; provided, however, that termination without Cause shall not be deemed to have occurred if Employee’s new employment duties and title are consistent with those of Chief Executive Officer, President or Chief Operating Officer of either the Company or an entity which has operative control of the Company. If a Sale of the Company occurs and Employee either (i) is terminated by the purchaser substantially simultaneously with the Sale of the Company or (ii) voluntarily terminates his employment because the purchaser offers employment on terms that are not substantially the same or more favorable than the terms provided in this Agreement, Employee shall be entitled to receive (x) following termination 18 months health insurance benefits under the Company’s health insurance plan, provided, however, that such benefits shall discontinue if Employee is otherwise employed, (y) an amount equal to the Base Salary for one year, payable in accordance with normal payroll practices and (z) an amount equal to the EBITDA Bonus paid for the previous fiscal year, payable pro rata over the following one year period in accordance with normal payroll practices. If a Sale of the Company occurs and Employee is offered employment substantially on the same or more favorable terms as this Agreement, no payments under this Agreement shall be owing to Employee other than for accrued and unpaid Base Salary through the date of the Sale of the Company. Employee hereby agrees that no severance compensation shall be payable in the event Employee’s employment is terminated under Section 1.4(a)(i), (ii), (iv) or (v) and Employee waives any claim for severance or other compensation. Any amount payable under this Section 1.4(b) shall be payable in installments pro rata in accordance with the Company’s normal payroll practices over the period following the termination of the Employment Period in which such payments are to be made. The payment of any severance compensation under this Section 1.4(b) is conditioned upon Employee entering into the Company’s standard form release agreement, a copy of which is attached hereto.
               (c) Except as expressly set forth in this Section 1,4, all compensation and other benefits shall cease to accrue upon termination of the Employment Period.
          1.5 Confidential Information. Employee acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries that are not generally available to the public other than as a result of a breach of this Agreement by Employee (“Confidential Information”) are the property of the Company and its Subsidiaries. Employee agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to and available for use by the public other man as a result of Employee’s acts or omissions to act. Notwithstanding the foregoing, in the event Employee becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Employee may make such disclosure only to the extent required, in the opinion of counsel for Employee, to comply with such subpoena, process or other obligation. Employee shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.
          1.6 Inventions and Patents. Employee agrees that all copyrights, works, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the actual or anticipated business, research and development or existing or anticipated future products or services of the Company or its Subsidiaries and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company. Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership at the Company’s expense (including, without limitation, assignments, consents, powers of attorney and other instruments).
          1.7 Non-Compete; Non-Solicitation.
               (a) Employee acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that his services have been and will be of special, unique and extraordinary value to the Company. Employee agrees that, in consideration of the payments made to Employee under Sections 1.3 and 1.4, during the period of time in which Employee is receiving compensation under either Section 1.3 or Section 1.4, and in the case of voluntary termination by Employee or termination by the Company for Cause, the one year period thereafter (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any enterprise that competes with any business of the Company or its Subsidiaries conducted or proposed to be conducted on the date of termination of the Employment Period within 100 miles of the location of any then-existing office of the Company. Nothing herein shall prohibit Employee from being a passive owner of not more than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.
               (b) During the Noncompete Period, Employee shall not directly or indirectly induce or attempt to induce any officer, employee or consultant of the Company or any Subsidiary of the Company to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any such Subsidiary and any employee thereof.

ARTICLE 2. DEFINITIONS
          As used in this Agreement, the following terms shall have the definitions set forth below:
          “Board” means the Board of Directors of the Company.
          “Cause” means (i) a material breach of this Agreement by Employee which, to the extent capable of cure, is not remedied within 30 days of the written notice thereof, (ii) Employee’s willful and repeated failure to comply with the lawful directives of the Board which, to the extent capable of cure, is not remedied within 30 days of the written notice thereof, (iii) gross negligence or willful misconduct by Employee in the performance of his duties hereunder, or (iv) the commission by Employee of theft or embezzlement of Company property or any other act (including but not limited to a felony or a crime involving moral turpitude) that is injurious in any significant respect to the property, operations, business or reputation of the Company or its Subsidiaries, as determined in good faith by the Board.
          “Disability” means Employee’s inability to substantially perform his normal duties hereunder for six months or more during any twelve-month period determined in good faith by the Board.
          “Sale of the Company” means (i) the acquisition of a majority or more of the outstanding voting securities of the Company by any person or “group” (as that term is used in Regulation 13D under the Securities Exchange Act of 1934), (ii) the sale of substantially all of the assets of the Company or (iii) the merger of the Company into another entity by which the Company is not the surviving entity; provided, however, that any transaction with the stockholders of the Company as of the Effective Date and their respective affiliates or Subsidiaries shall not be deemed a “Sale of the Company”.
          “Subsidiary” of an entity shall mean any corporation, limited liability company, limited partnership or other business organization of which the securities having a majority of the normal voting power in electing the board of directors, board of managers, general partner or similar governing body of such entity are, at the time of determination, owned by such entity directly or indirectly through one or more Subsidiaries.

ARTICLE 3. GENERAL PROVISIONS
          3.1 Enforcement. If, at the time of enforcement of Sections 1.5, 1.6 or 1.7, a court holds that the restrictions Stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company, its Subsidiaries and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).
          3.2 Survival. Sections 1.6, 1.7 and 1.8 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.
          3.3 Notices. All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent, when sent via facsimile confirmed in writing to the recipient. Such notices and Other communications will be sent to the addresses indicated below:
To the Company:
Global Employment Solutions, Inc.
c/o KRG Capital Partners
1515 Arapahoe Street
Tower One, Suite 1500
Denver, CO 80202
Attention: Charles R. Gwirtsman
Fax: (303) 390-5015
with a copy to:
Brownstein Hyatt & Farber, P.C.
410 —17th Street 22nd Floor
Denver, CO 80202
Attention: Steven S. Siegel
Fax: (303) 223-1111
To Employee:
at the address set forth on the Company’s records

or such other address of to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
          3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          3.5 Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          3.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.
          3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado
          3.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
          3.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.
          3.10 Original Agreement. This Agreement amends and restates in its entirety the Original Agreement as of the Effective Date. On the Effective Date, the Original Agreement shall automatically terminate and be of no further force and effect.
* * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GLOBAL EMPLOYMENT SOLUTIONS, INC.

By:	/s/ Charles R. Gwirtsman

Name: Charles R. Gwirtsman
Title: EVP

EMPLOYEE
/s/ Howard Brill
Howard Brill